INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made as of this 1st day of August, 1996, between VANGUARD WINDSOR FUNDS, INC., a Maryland corporation (the "Company"), and EQUINOX CAPITAL MANAGEMENT, INC., a Delaware Corporation ("Equinox").

     WHEREAS, the Equinox Portfolio is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company desires to retain Equinox to render to that series of the Company known as " Windsor II" investment advisory services relating to certain assets of Windsor II which the Board of Directors of the Company determines to assign to Equinox (referred to as the "Equinox Portfolio"), and Equinox is willing to render such services;

     NOW, THEREFORE, this Agreement

                             W I T N E S S E T H :

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF EQUINOX. The Fund hereby employs Equinox as investment adviser, on the terms and conditions set forth herein, for the assets of Windsor II which the Board of Directors determines to assign to Equinox. The Board of Directors may, from time to time, make additions to, and withdrawals from, the assets of the Equinox Portfolio assigned to Equinox. Equinox accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF EQUINOX. The Fund employs Equinox to manage the investment and reinvestment of the assets of the Equinox Portfolio, to continuously review, supervise and administer an investment program for such assets of the Equinox Portfolio, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Company with records concerning the activities of Equinox which the Company is required to maintain, and to render regular reports to the Company's officers and Board of Directors concerning the discharge of the foregoing responsibilities. Equinox shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Company, and in compliance with the objectives, policies and limitations set forth in Windsor II's prospectus and applicable laws and regulations. Equinox agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. Equinox is authorized to select the brokers or dealers that will execute the purchases and sales of securities for that portion of the assets of Windsor II for which it serves as investment adviser, and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies

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established  by the  Board of  Directors  of the  Company,  Equinox  may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Equinox determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or overall responsibilities of Equinox with respect to Windsor II. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Equinox will promptly communicate to the officers and Directors of the Company such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF EQUINOX. For the services to be rendered by Equinox as provided in this Agreement, the Windsor II shall pay to Equinox at the end of each of the Company's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Equinox Portfolio for the quarter:

               .200% on the first $400 million of net assets; .150% on the next $600 million of net assets; .l25% on the next $1 billion of net assets; .100% on the net assets in excess of $2 billion.

     The Basic Fee, as provided above, shall be increased or decreased by applying an incentive/penalty fee adjustment based on the investment performance of the Equinox Portfolio relative to the investment performance the Russell 1000 Value Index.

     The following table sets forth the adjustment factors to the base advisory fee payable by the Fund to Equinox under this investment advisory agreement:

                  CUMULATIVE 36-MONTH               PERFORMANCE FEE
         PERFORMANCE VERSUS THE INDEX                   ADJUSTMENT*
         ----------------------------             -----------------

                        Less than -9%             -0.50 x Basic Fee
                Between -9% and -4.5%             -0.25 x Basic Fee
               Between -4.5% and 4.5%              0.00 x Basic Fee
                  Between 4.5% and 9%             +0.25 x Basic Fee
                         More than 9%             +0.50 x Basic Fee

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*For purposes of this  calculation,  the basic fee is calculated by applying the quarterly rate against average assets over the 36-month period.

     Under the rules of the Securities and Exchange Commission, the new incentive/penalty fee will not be fully operable until the quarter ending July 31, 1999. Until that date, a "blended" fee rate consisting of varying percentages of (i) the performance adjustment based on the schedule set forth above (the "new rate"), and (ii) the performance adjustment based on the schedule set forth in Windsor II's previous investment advisory agreement with Equinox' (the "previous rate") shall be used as follows:

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' The previous  incentive/penalty  fee structure  provided that the Basic Fee be increased or decreased by an amount equal to .05% per annum (.0125 per quarter) of the average month-end assets if the Fund's investment performance for the 36 months preceding the end of the quarter was between 6 and 12

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


     1. QUARTER ENDING OCTOBER 31,1996. The incentive/penalty fee shall be calculated as the sum of 8.3% (e.g., one of 12 quarters) of the fee payable under the new rate plus 91.7% (e.g., 11 of 12 quarters) of the fee payable under the previous rate.

     2. QUARTER ENDING JANUARY 31, 1997. The incentive/penalty fee shall be calculated as the sum of 16.7% of the fee payable under the new rate plus 83.3% of the fee payable under the previous rate.

     3. QUARTER ENDING APRIL 30,1997. The incentive/penalty fee shall be calculated as the sum of 25% of the fee payable under the new rate plus 75% of the fee payable under the previous rate.

     4. QUARTER ENDING JULY 31,1997. The incentive/penalty fee shall be calculated as the sum of 33% of the fee payable under the new rate plus 67% of the fee payable under the previous rate.

     5. QUARTER ENDING OCTOBER 31,1997. The incentive/penalty fee shall be calculated as the sum of 41.6% of the fee payable under the new rate plus 58.4% of the fee payable under the previous rate.

     6. QUARTER ENDING JANUARY 31,1998. The incentive/penalty fee shall be calculated as the sum of 50% of the fee payable under the new rate plus 50% of the fee payable under the previous rate.

     7. Quarter Ending April 30,1998. The incentive/penalty fee shall be calculated as the sum of 58.4% of the fee payable under the new rate plus 41.6% of the fee payable under the previous rate.

     8. QUARTER ENDING JULY 31,1998. The incentive/penalty fee shall be calculated as the sum of 67% of the fee payable under the new rate plus 33% of the fee payable under the previous rate.

     9. QUARTER ENDING OCTOBER 31, 1998. The incentive/penalty fee shall be calculated as the sum of 75% of the fee payable under the new rate and 25% of the fee payable under the previous rate.

     10. QUARTER ENDING JANUARY 31,1999. The incentive/penalty fee shall be calculated as the sum of 83.3% of the fee payable under the new rate plus 16.7% of the fee Payable under the previous rate.

     11. QUARTER ENDING APRIL 30,1999. The incentive/penalty fee shall be calculated as the sum of 91.7% of the fee payable under the new rate plus 8.3% of the fee payable under the previous rate.

     12. QUARTER ENDING JULY 31,1999. New rate fully operable.

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percentage  points above or below,  respectively  the  investment  record of the
Standard & Poor's 500 Composite Stock Index (the "Index") .10% per annum (.025 per quarter) of the average month-end assets of the Fund if the Fund's investment performance for the 36 months preceding the end of the quarter was twelve percentage points or more above or below, respectively, the investment record o f the Index.

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



     The investment performance of the Equinox Portfolio for such period, expressed as a percentage of the Equinox Portfolio's net asset value per share at the beginning of such period, shall be the sum of: (i) the change in the Equinox Portfolio's net asset value per share during such period; (ii) the value of the Equinox Portfolio's cash distributions per share having an exdividend date occurring within such period; and (iii) the per share amount of capital gains taxes paid or accrued during such period by the Equinox Portfolio for undistributed realized long-term capital gains. The foregoing notwithstanding, any computation of the investment performance of the Equinox Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the Securities and Exchange Commission.

     The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, shall be the sum of (i) the change in the level of the Index during such period and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

     For the purpose of determining the fee adjustment for investment performance, as described above, the net assets of the Equinox Portfolio shall be averaged over the same period as the investment performance of the Equinox Portfolio and the investment record of the Index are computed.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Company and Equinox agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     6. STATUS OF EQUINOX. The services of Equinox to Windsor II are not to be deemed exclusive, and Equinox shall be free to render similar services to others so long as its services to the Equinox Portfolio are not impaired thereby. Equinox shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or Windsor II in any way or otherwise be deemed an agent of the Company or Windsor II.

     7. LIABILITY OF EQUINOX. No provision of this Agreement shall be deemed to protect Equinox against any liability to the Company or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     8. DURATION AND TERMINATION. This Agreement shall become effective on August 1, 1996, and shall continue in effect until July 31, 1998, and thereafter, only so long as such continuance is approved at least annually by votes of the Company's Board of Directors, including the votes of a majority of the Directors who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting

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

such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of Windsor II; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of Windsor II.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Windsor II, on sixty days' written notice to Equinox, (ii) this Agreement shall automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Equinox on ninety days' written notice to the Company. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 8, the terms "assignment", "interested persons", a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)( 19) and Section 2(a)(42) of the Investment Company Act of 1940.

     9. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     10. PROXY POLICY. With regard to the solicitation of shareholder votes, Windsor II shall vote the shares of all Portfolio securities held by Windsor II.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed this 1st day of August, 1996.


ATTEST:                                           VANGUARD WINDSOR FUNDS, INC.


___________________________                    By:______________________________
SECRETARY                                           PRESIDENT


ATTEST:                                         EQUINOX CAPITAL MANAGEMENT, INC.



___________________________                    By:______________________________
SECRETARY                                           PRESIDENT